Exhibit 99.1

For Immediate Release

Contact:	Jeremy Jacobs / Sharon Goldstein Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

Friedman’s Announces Changes to Board of Directors and
Amendments to Bylaws

SAVANNAH, Georgia (May 5, 2004) — Friedman’s Inc. (NYSE: FRM) today announced that the holder of all of the issued and outstanding shares of Class B Common Stock of the Company has executed a Consent to Corporate Action that:

1.	Amends and restates the Bylaws of the Company; and

2.	Appoints Alan L. Stanzler, Thaddeus S. Jaroszewicz, Joseph D. McSweeney, Peggy J. Brockschmidt and Allan M. Edwards as Board directors.

The holder of all of the issued and outstanding shares of Class B Common Stock also executed a second Consent to Corporate Action that removed John E. Cay III as a director of the Company.

The effect of this action by the Class B stockholders is to rescind the amendments to the Bylaws of the Company passed by the Board of Directors on April 29, 2004, and filed on a current report on Form 8-K on May 4, 2004. The latest version of the Amended and Restated Bylaws of the Company will be filed today on a current report on Form 8-K with the Securities and Exchange Commission.

Friedman’s Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At April 12, 2004, Friedman’s Inc. operated a total of 711 stores in 20 states, of which 224 were located in power strip centers and 487 were located in regional malls. Friedman’s Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM).